EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-135158 and 333-16585) and on Form S-8 (Nos. 33-90512, 333-47258, 333-116348, 333-116349, 333-160346, and 333-160347) of CAS Medical Systems, Inc. of our report dated March 29, 2010 except for Note 3 as to which the date is March 24, 2011, with respect to the consolidated financial statements of CAS Medical Systems, Inc. and subsidiaries as of December 31, 2009, and for the year then ended, which is included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ UHY LLP

Houston, Texas
March 24, 2011